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                                                                       Exhibit 5


                             MICHAEL HARRIS, P.A.
                                ATORNEYS AT LAW
                                   SUITE 550
                        1645 Palm Beach Lakes Boulevard
                        West Palm Beach, Florida 33401
                           TELEPHONE (561) 478-7077
                           FACSIMILE (561) 478-1817

July 6, 2001

SFBC International, Inc.
11190 Biscayne Blvd.
Miami, FL 33181

Attention: Lisa Krinsky, M.D.

     Re: SFBC International, Inc.

Dear Dr. Krinsky:

     You have advised us that SFBC International, Inc. (the "Company") is filing with the United States Securities and Exchange Commission a Post-Effective Amendment to its Registration Statement on Form SB-2 with respect to 709,950 shares of common stock, $.001 par value, underlying outstanding warrants, which shares of common stock will be offered for sale by the warrant holders.

     In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of (i) such of the Company's shares of common stock as are presently outstanding and (ii) such shares as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

     You have advised us that as of June 30, 2001, the Company's authorized capital consists of 20,000,000 shares of common stock, $.001 par value per share, of which 3,628,331 shares are issued and outstanding and 5,000,000 shares of preferred stock, $.10 par value, of which no shares are issued and outstanding.

     After having examined the Company's Certificate of Incorporation, as amended, bylaws, minutes, and the financial statements contained in the Prospectus, we are of the opinion that the 709,950 shares of common stock, issuable upon exercise of the warrants will be, when offered and sold with valid consideration received, fully paid and non-assessable, duly authorized and validly issued.

     We consent to the use of our name in the Prospectus under the caption "Legal Matters".

                                               Very truly yours,

                                                /s/ Michael Harris, P.A.

                                                Michael Harris, P.A.